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                                                                 Exhibit 2.1



                               PURCHASE AGREEMENT


         PURCHASE AGREEMENT, entered into as of October 23, 1997, by and among BOSTON VENTURES LIMITED PARTNERSHIP IV, a Delaware limited partnership ("BVLP IV"), BOSTON VENTURES LIMITED PARTNERSHIP IVA, a Delaware limited partnership ("BVLP IVA"), JAMES A. FINKELSTEIN, an individual ("JAF") (BVLP IV, BVLP IVA and JAF are collectively referred to as the "Sellers" and individually as a "Seller"), ALM HOLDINGS, LLC, a Delaware limited liability company (the "Buyer"), and BVLP IV and BVLP IVA (acting jointly as agent for the Sellers hereunder, the "Agent").


                                  Introduction

         The Sellers, in the aggregate, own beneficially and of record one hundred percent (100%) of the issued and outstanding capital stock of National Law Publishing Company, Inc., a Delaware corporation (the "Company"), other than the shares of the Company's capital stock owned by PPC (as defined below) (such shares, other than those held by PPC, are referred to herein as the "Company Stock"); the Company owns beneficially and of record one hundred percent (100%) of the issued and outstanding capital stock of The New York Law Publishing Company, a New York corporation ("NYLP"), and of PPC Publishing Corporation, a New York corporation ("PPC"); NYLP owns beneficially and of record one hundred percent (100%) of the issued and outstanding capital stock of Law Journal EXTRA, Inc., a New York corporation ("LJE") (NYLP, PPC and LJE are hereinafter collectively referred to as the "Subsidiaries" and individually as a "Subsidiary"); and

         The Sellers wish to sell, and the Buyer wishes to buy, all of the Company Stock, on the terms and conditions set forth herein; and

         The parties hereto desire to provide for the cash-out at the Closing (as hereinafter defined) of the option(s) to purchase capital stock of the Company outstanding immediately prior to the

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Closing, and for the payment of certain Employee Bonuses set forth in Schedule
2.03, on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                                PURCHASE AND SALE

         Section 1.01. Purchase and Sale. Based on the representations, warranties and covenants contained in this Agreement, and subject to the terms and conditions hereof, at Closing (as hereinafter defined) the Sellers shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from the Sellers all of the issued and outstanding Company Stock.


                                   ARTICLE II
                           PURCHASE PRICE AND PAYMENT

         Section 2.01. Purchase Price. The aggregate amount to be paid by the Buyer for the Company Stock and for the other payments to be made pursuant hereto shall be (a) $202,000,000, (b) plus the sum of the purchase price and related expenses, if any, of the New Acquisition, which purchase price (calculated on an all-in basis so as to include all assumed Indebtedness of the acquired company and transaction costs and may not include any amount paid or payable, directly or indirectly, to any Seller or any Affiliate of any Seller) does not exceed $4,000,000 in the aggregate, and (c) plus the amount by which Closing Working Capital (as hereinafter defined) exceeds $(3,885,648) or minus the amount by which Closing Working Capital is less than $(3,885,648) (collectively, the "Purchase Price") which shall be payable as set forth below.

         Section 2.02. Certain Definitions. As used herein, the following terms have the meanings set forth below:

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         (a) "Closing Purchase Price" means the Purchase Price, without taking into account the adjustment described in Subsection 2.01(c) above.

         (b) "Closing Working Capital" means the amount, as of the close of business on the day before the Closing Date, equal to (x) the sum of cash and cash equivalents, accounts receivable (net), inventory (net), prepaid expenses and other current assets (excluding deferred tax benefits (net) and prepaid barter expenses) of the Company and its Subsidiaries, less (y) the amount of all accounts payable, accrued expenses, deferred revenue and other current liabilities (excluding the current portion of long-term debt (and interest accrued thereon), all Employee Bonuses, and deferred barter income) and including all income taxes payable of the Company and its Subsidiaries, all as determined in accordance with generally accepted accounting principles consistently applied ("GAAP") and on a basis consistent with the accounting principles, practices, policies and procedures used in preparing the Audited Statements.

         (c) "Indebtedness" means all indebtedness for borrowed money of the Company and its Subsidiaries as of immediately prior to the Closing, including the unpaid principal balance thereof, accrued and unpaid interest and any penalties or fees required to pay such Indebtedness in full at the Closing, the amount of capital leases, deferred purchase obligations and any other amount required to be shown on a consolidated balance sheet of the Company prepared in accordance with GAAP as indebtedness (plus any current liability relating thereto), plus, without duplication, any direct or indirect guarantee of any such obligation of any other person or entity.

         Section 2.03. Payments at Closing. At the Closing, the Buyer shall make the following payments (in an amount, in the aggregate, equal to the Closing Purchase Price):

         (a) to (i) BankBoston, as agent (the "Bank"), in full satisfaction of the Company's and the Subsidiaries' Indebtedness thereto, and (ii) to the holders of all other Indebtedness of the Company, if any, the amount required to pay in full such Indebtedness; and

         (b) the remainder to the Agent, as agent for the Sellers or as otherwise herein provided,

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in each case by wire transfer of immediately available funds to accounts designated in writing by the Agent at least two business days prior to the Closing. In the case of funds wired pursuant to clause (b) of this Section 2.03 (after the Agent deducts therefrom (i) the amount which the Agent determines to be necessary to pay expenses of the Sellers relating to the transactions contemplated hereby, which amount will be applied to pay such expenses, (ii) the amount which the Agent determines to be necessary to pay any potential adjustment to the Closing Purchase Price arising out of the Closing Working Capital and (iii) the maximum amount which the Agent reasonably determines the Sellers may be required to pay in respect of indemnification obligations to the Buyer hereunder, and related fees and expenses), the Agent will forward (w) to each Seller, such Seller's portion of the Purchase Price, (x) to each holder of any option(s) for capital stock of the Company outstanding immediately prior to the Closing, the cash-out amount payable in respect of such option(s), (y) to each person listed on Schedule 2.03, a bonus in an amount up to the amount shown thereon for such person, if and to the extent the Agent and JAF elect to pay such bonus, all determined as set forth on Schedule 2.03 hereto, and (z) to the Company, the Tax Withholding Amount (as defined in Schedule 2.03 hereto). Any excess amounts retained by the Agent after payment of all purchase price adjustments, indemnification obligations and expenses and Employee Bonuses will be forwarded to the Sellers and the holders of such options who would otherwise be entitled to receive such amounts. All payments made in satisfaction of the Indebtedness and all payments made in respect of such option(s), whether such payments are made by the Buyer or the Agent, shall be deemed to have been made on behalf of NYLP or the Company, as the case may be. The Agent will indemnify and hold the Buyer harmless from any claim of any Seller or any holder of an option referred to above or any obligee in respect of any Indebtedness or employees arising out the alleged misapplication of any sums paid by the Buyer to the Agent under this Agreement.

         Section 2.04.  Determination of Working Capital Adjustment.

              (a) Within 45 days after the Closing Date, the Buyer will deliver to the Agent (i) a proposed balance sheet for the Company and its Subsidiaries as of immediately prior to the Closing and (ii) a certificate setting forth the Buyer's

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calculation of Closing Working Capital and the proposed adjustment to be made to the Closing Purchase Price pursuant to Subsection 2.01(c) (the "Closing Working Capital Certificate"). After the Closing and until the Closing Working Capital is finally determined pursuant to this Section 2.04, in addition to Sellers' rights set forth in Section 12.13, Sellers' duly authorized representatives shall be entitled at all reasonable times to have access to the employees and books and records of the Company as necessary in order to determine Sellers' calculation of Closing Working Capital.

              (b) If the Agent delivers written notice (the "Disputed Items Notice") to the Buyer within 30 days after receipt by the Agent of the proposed closing balance sheet and the Closing Working Capital Certificate, stating that the Sellers object thereto, and specifying the basis for such objection and setting forth the Sellers' proposed modification to the balance sheet and computation of Closing Working Capital, the Buyer and the Agent will attempt to resolve and finally determine the Closing Working Capital as promptly as practicable.

              (c) If the Buyer and the Agent are unable to agree upon the computation of Closing Working Capital within 30 days after delivery of the Disputed Items Notice, the Buyer and the Agent will select by lot an independent "Big-6" accounting firm to resolve the disputed items and make a determination of Closing Working Capital and any adjustment to the Purchase Price required as a result thereof. Such determination will be made within 60 days after such selection (or as promptly as practicable thereafter) and will be binding upon the parties. The Buyer and the Sellers will use reasonable efforts to cause the accounting firm to render its decision as soon as practicable thereafter, including, without limitation, by promptly complying with all reasonable requests by the accounting firm for information, books, records and similar items. The accounting firm will make a determination as to each of the items in dispute, which determination will be (i) in writing, (ii) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the accounting firm, (iii) made in accordance with this Agreement, and (iv) conclusive and binding upon each of the parties hereto. In connection with their determination of the disputed items, the accounting firm will be entitled to review the work papers, trial balances and similar materials prepared by the Buyer in connection with its


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examination of the financial statements of the Company and its Subsidiaries; and
the accounting firm will not consider or make any adjustment in respect of any matter which is not in dispute, other than an adjustment resulting from any other adjustment in respect of a matter which is in dispute. The fees, costs and expenses of the accounting firm so selected will be borne by the party whose positions generally did not prevail in such determination (as determined by the accounting firm), or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the Buyer and 50% by the Sellers.

              (d) If the Agent does not deliver the Disputed Items Notice to the Buyer within 30 days after receipt by the Agent of the items referred to in Subsection (a) above, the amounts specified in the Closing Working Capital Certificate will be conclusively presumed to be true and correct in all respects and will be binding upon the parties.

              (e) At such time as the Closing Working Capital is finally determined, either (i) the Agent, on behalf of the Sellers, shall pay the Buyer an amount equal to the excess of the Closing Purchase Price over the Purchase Price, or (ii) the Buyer shall pay the Agent, for the benefit of the Sellers, an amount equal to the excess of the Purchase Price over the Closing Purchase Price. Each such payment shall be made by wire transfer of immediately available funds and shall bear interest from the Closing Date to the date of payment at a per annum rate equal to the sum of (x) the per annum rate of interest reported by The Wall Street Journal as the three month London Interbank Offered Rate (LIBOR) for the business day immediately preceding the Closing Date plus (y) 250 basis points.

         Section 2.05. Additional Outstanding Shares. If at the time of the Closing there are any outstanding shares of capital stock of the Company owned by any person other than the Sellers or PPC as a result of the exercise of any option therefor or otherwise, then the Sellers shall cause such person to become a party to this Agreement (which shall be appropriately modified for such purpose) as a Seller and to sell such shares to the Buyer pursuant hereto.


                                   ARTICLE III

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                         REPRESENTATIONS AND WARRANTIES
                      CONCERNING THE SELLERS AND THE AGENT

         A. Each Seller hereby severally represents and warrants to the Buyer that each of the statements contained in this Article III is true and correct:

         Section 3.01A. Title. Such Seller is the sole record and beneficial owner of the Company Stock set forth on Schedule 4.03 as being owned by such Seller. Such Seller will have at the Closing, good, marketable and unencumbered title to the Company Stock to be sold by such Seller hereunder. Such Seller has full legal right, power and authority to enter into this Agreement and sell, transfer, assign and deliver such Company Stock as herein agreed. Buyer will, on transfer and delivery of the Company Stock at the Closing, acquire good and marketable title to such Company Stock, free and clear of any of the following (collectively, "Liens"): liens, encumbrances, security interests, claims of other persons, voting trust or stockholder agreements or other similar contracts, agreements, arrangements, commitments, options, rights of first refusal or understandings, or restrictions on transfer other than restrictions under generally applicable securities laws and other than liens, encumbrances, security interests, claims of other persons, voting trust agreements or other similar contracts, agreements, arrangements, commitments, options, rights of first refusal or understandings, or restrictions on transfer caused by actions of the Buyer. Such Seller has not granted any option or right, nor is a party to any other agreement, which requires, or upon the passage of time or payment of money, or occurrence of any other event, may require such Seller to transfer any of the Company Stock being sold by such Seller to anyone other than the Buyer, other than the Stockholders Agreement to be terminated at Closing pursuant to
Section 12.12.

         Section 3.02A. Due Issuance. The Company Stock held by such Seller is duly authorized, validly issued, fully paid and nonassessable.

         Section 3.03A. Validity and Enforceability. This Agreement is, and each of the other agreements and instruments of such Seller contemplated hereby will be, the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms. The execution and performance of this Agreement and the other instruments and

                                       7
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agreements contemplated hereby by such Seller will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, or contract, agreement, instrument, organizational document, judgment, decree or order to which such Seller is a party or by which such Seller is bound except for such violations, conflicts or defaults which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or which would not adversely affect such Seller's ability to consummate the transactions contemplated hereby.


         Section 3.04A. Authorizations or Approvals. No third party authorizations or approvals, including governmental authorizations or approvals, other than those listed on Schedule 3.04A, are required to permit such Seller to fulfill all its obligations under this Agreement.

         Section 3.05A. Interests in Customers, Suppliers, Etc. Except as set forth on Schedule 3.05A, neither such Seller, nor any entity controlled by, controlling, or under common control with, Boston Ventures Management, Inc., nor, to the knowledge of such Seller, any officer or director of the Company or its Subsidiaries who is an employee of the Company or its Subsidiaries or Boston Ventures Management, Inc., possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any person which is a material supplier, customer, lessor, lessee or licensor of the Company or any Subsidiary. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of 5% or less of any class of such securities shall not be deemed to be an ownership interest for purposes of this Section 3.05A.

         Section 3.06A. Litigation. There is no action, suit, investigation or arbitration or administrative or other proceeding pending or, to the knowledge of such Seller, threatened, against or affecting such Seller before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, if determined or resolved adversely to such Seller, could reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement.

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         B. The Agent makes the further representations to the Buyer as follows:

         Section 3.01B. Organization and Existence. Each of BVLP IV and BVLP IVA represents and warrants that it is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

         Section 3.02B. Authorization. Each of BVLP IV and BVLP IVA represents and warrants that the execution, delivery and performance by it of this Agreement and each of the agreements and instruments required to be delivered hereby to which it is a party are within the respective powers of and have been duly authorized by all necessary actions on its part.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                   CONCERNING THE COMPANY AND THE SUBSIDIARIES

         The Sellers hereby jointly and severally represent and warrant to the Buyer that each of the statements contained in this Article IV is true and correct:

         Section 4.01. Organization, Power and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted. The copies of the Certificate of Incorporation and Bylaws of the Company, each as amended to date (the "Company Charter Documents") that have been delivered to the Buyer by the Sellers are complete and correct copies thereof.

         Section 4.02.  Subsidiaries.

              (a) Except as disclosed on Schedule 4.02(a), the Company has no subsidiaries and does not, directly or indirectly, own or have the right to acquire any equity interest in any other corporation, partnership, joint venture, trust or other business organization. The record and beneficial owners of all of the issued and outstanding capital stock of each of the Subsidiaries and the respective numbers (and respective percentages) of such authorized and outstanding shares of capital stock or other

                                       9
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ownership interests held by such holders is as listed on Schedule 4.02(a). The issued and outstanding shares of capital stock of the Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free and clear of any Lien, except Liens in favor of the Bank which will be extinguished at Closing in accordance with Section 6.08. Except as set forth on Schedule 4.02(a), there are no outstanding (i) shares of capital stock or any other securities of the Subsidiaries, (ii) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other securities or ownership interest in any Subsidiary, or (iii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock or other securities or ownership interest in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in any Subsidiary (the items in clauses
(i), (ii) and (iii), being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Subsidiary Securities. Upon consummation of the transactions contemplated by the Agreement, the Buyer will own, directly or indirectly, 100% of the issued and outstanding capital stock of each Subsidiary.

              (b) Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of its state of organization, as set forth on Schedule 4.02(b). Each of the Subsidiaries has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted. The copies of the Certificate of Incorporation and Bylaws of each Subsidiary, each as amended to date (the "Subsidiary Charter Documents"), that have been delivered to the Buyer by the Sellers are complete and correct copies thereof.

         Section 4.03. Capitalization. Schedule 4.03 sets forth the authorized, issued and outstanding shares of capital stock of the Company and a complete and accurate list of the record owners of the capital stock of the Company and the numbers (and respective percentages) of such authorized, issued and outstanding shares of capital stock held by such holders. Except as set forth on
Schedule 4.03, there are no outstanding (i) shares of capital stock or other securities of the Company, (ii) securities of the

                                       10
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Company convertible into or exchangeable for shares of capital stock or other securities of the Company, or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, other securities or securities convertible into or exchangeable for capital stock or other securities of the Company (the items in clauses (i), (ii), and (iii), being referred to collectively as the "Company Securities"). The are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will own, directly or indirectly, one hundred percent (100%) of the issued and outstanding capital stock of the Company. PPC is the sole record and beneficial owner of the capital stock of the Company set forth on Schedule 4.03 as being owned by PPC. PPC has not granted any option or right, nor is a party to any other agreement, which requires, or upon the passage of time or payment of money, or occurrence of any other event, may require PPC to transfer any of the capital stock of the Company owned by PPC. The capital stock of the Company held by PPC is duly authorized, validly issued, fully paid and nonassessable.

         Section 4.04. Qualification in Foreign Jurisdictions. Schedule 4.04 sets forth a complete and accurate list of each jurisdiction in which the Company and each Subsidiary is duly qualified or licensed and in good standing as a foreign corporation duly authorized to do business and there is no other jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification or licensing necessary, except for any jurisdiction(s) in which the failure to so qualify or to be in good standing would not reasonably be expected to have a material adverse effect on the financial condition, assets, results of operations or business of the Company and its Subsidiaries, taken as a whole ("Material Adverse Effect").

         Section 4.05. Financial Statements. The Company has delivered to the Buyer (a) the audited, consolidated balance sheet of the Company and its Subsidiaries as at December 31, 1996 and December 31, 1995 (the "Audited Statements") and the related audited, consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for the years then ended and (b) the unaudited, consolidated balance sheet of the Company and its Subsidiaries as at June 30, 1997

                                       11
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(the "Balance Sheet Date") and at August 31, 1997 and the related unaudited, consolidated statements of operations and cash flows of the Company and its Subsidiaries for the six and eight month periods, respectively, then ended (the "Unaudited Statements," and, together with the Audited Statements, the "Financial Statements"). The Financial Statements and the notes thereto, if any, fairly present the financial condition of the Company and its Subsidiaries at such dates and the results of operations and cash flows for the Company and its Subsidiaries for such periods, and were derived from the books and records of the Company and its Subsidiaries and were prepared in accordance with generally accepted accounting principles (except for the omission of the statements of stockholders' equity and footnote disclosure and subject to year-end adjustments which are not expected by the Sellers to be material individually or in the aggregate, in the case of the Unaudited Statements) which were, except as set forth on Schedule 4.05, consistently applied during the periods covered thereby.

         Section 4.06. Absence of Certain Changes. Since the Balance Sheet Date,
(a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course consistent with past practice, (b) there has been no event, circumstance or condition relating specifically to the Company or any Subsidiary (rather than to general economic conditions or generally to the industries in which they operate) which has had a Material Adverse Effect, (c) the Company has not made any dividend, distribution or redemption in respect of its capital stock and (d) the Company and its Subsidiaries have not taken any action or omitted to take any action which, if taken or omitted subsequent to the date hereof and on or prior to the Closing, would breach any of the agreements of the Company set forth in Section 6.02.

         Section 4.07. Taxes. The representations set forth in this Section 4.07 are subject to the qualifications set forth on Schedule 4.07. The Buyer has been provided with true and correct copies of the original and amended federal, state and other Tax and/or estimated Tax and information returns filed by the Company and its Subsidiaries through the date hereof (collectively, the "Returns") for all open years. The Company and its Subsidiaries have prepared and filed in compliance in all material respects with applicable law all Returns when due, or at such other time without resulting in any liability of the Company or any of its

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Subsidiaries in the future, and paid in all material respects all Taxes owed by the Company or any Subsidiary, other than those not yet delinquent, provided that, as to state Returns, the Sellers represent only with respect to Returns filed in the states as specified on Schedule 4.07. All such Returns are true and correct in all material respects. Neither the Company nor any Subsidiary has ever executed any waiver that would have the effect of extending any applicable statute of limitations in respect of any of its Tax liabilities. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are in the opinion of management adequate in accordance with GAAP, and neither the Company nor any Seller knows of any unpaid assessment against the Company of any material additional Taxes for any fiscal period or any pending or threatened Tax examination or audit by any federal, state or local taxing authority. All material Taxes and other assessments and levies which the Company is required by law to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity. There are no Tax liens or claims pending or, to the knowledge of the Sellers, threatened against the Company or any Subsidiary or their respective assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Sellers, the Company or any other corporation or entity (other than the Subsidiaries). There is no action, suit or proceeding now pending and no claim, audit or investigation now pending against or with respect to the Company or any Subsidiary in respect of any Tax; neither the Company nor any Subsidiary will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date (a "Post-Closing Tax Period") under Section 481(c) of the Code as a result of a change in method of accounting for a Tax period (or portion thereof) ending on or before the Closing Date (a "Pre-Closing Tax Period") or pursuant to the provisions of any agreement entered into with any federal, state or local taxing authority with regard to the Tax liability of the Company or any Subsidiary for any Pre-Closing Tax Period; and, except as set forth on Schedule 4.07, to the knowledge of the Company and the Sellers, neither the Company nor any Subsidiary has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss of the Company or any Subsidiary was determined or taken into account for Tax purposes with reference to or in conjunction

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with any income, revenues, receipts, gain, loss, asset or liability of any other person.

         For purposes hereof, "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, profits, license, withholding on amounts paid to or by the Company or any Subsidiary, payroll, employment, excise, severance, property, environmental or windfall profit tax or other tax or other like amount or charge, together with any interest, penalty, addition to tax or additional amount imposed by any federal, state or local taxing authority.

         Section 4.08. Personal Property, Etc. Except as listed on Schedule 4.08, the Company and each Subsidiary has good title or a valid leasehold or license interest in each item of personal property used by it in its business, and which is material to the Company and its Subsidiaries, taken as a whole, free and clear of any security interests or encumbrances of every kind, nature and description, except for such as are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and the operating assets of the Company and each Subsidiary are, in the aggregate, in good operating condition and repair, normal wear and tear excepted. The assets and properties of the Company and its Subsidiaries are adequate to conduct their respective operations as currently conducted.

         Section 4.09. Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Schedule 4.09 sets forth a true and complete list of each interest in real property leased by the Company and its Subsidiaries, including the lessor of such leased property, and identifies each lease or any other arrangement under which such property is leased. The Company and each Subsidiary enjoys peaceful and quiet possession of its leased premises and has not received any notice asserting the existence of a default under any such leasehold. The Company has not been informed that the lessor under any of such leases has taken action or threatened to terminate the lease before the expiration date specified in the lease. Each such lease is valid and in full force and effect as to the Company and the Subsidiaries, as applicable, and, to the knowledge of the Sellers and the Company, each other party thereto and the Company and the Subsidiaries, as applicable, have performed all material obligations required to be performed by law thereunder. Except as shown on
Schedule 4.09, the transactions contemplated by this

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Agreement will not entitle the lessor of any real property leased by the Company or any Subsidiary to terminate the lease on such property prior to that expiration date. None of the Sellers, the Company nor any of the Subsidiaries has received any notice of any appropriation, condemnation or like proceedings, or of any violation of any applicable zoning law, regulation or other law, order, regulation, requirement or provision of any lease relating to or effecting any of the leased properties, except as set forth on Schedule 4.09, and, to the knowledge of the Sellers and the Company, no such proceeding has been threatened or commenced.

         Section 4.10. Intellectual Property, Etc.

              (a) Schedule 4.10(a) hereto sets forth a true and complete list of all material United States and state trademark and service mark registrations and any pending applications therefor (together with any registration numbers in respect thereof) and trade names, in each case which are held by the Company and its Subsidiaries (the "Trademarks"). Except as set forth on Schedule 4.10(a), to the knowledge of the Sellers, the Company or a Subsidiary is the owner of all right, title and interest in and to the Trademarks, except for licenses granted in the ordinary course of business and subject to the Liens in favor of the Bank which will be extinguished pursuant to Section 6.08. Except as listed on
Schedule 4.10(a), the Company has not been notified (i) of any material claim by any person that the Company or any Subsidiary is violating any trademark, service mark or trade name owned by any other person, (ii) that it is using any trademark, service mark or trade name which is confusingly similar to that of any other person or (iii) of any material adverse claim of any other person relating to the property set forth on Schedule 4.10(a) or Schedule 4.10(b) and none of the Sellers or the Company knows of any basis for any such material claim.

         (b) Schedule 4.10(b) sets forth a true and complete list of all material publications of the Company and its Subsidiaries currently in publication (the "Publications"). Except as set forth in Schedule 4.10(b), the Company or a Subsidiary owns the copyright in and to each of the Publications (the "Copyrights"). The Publications published by the Company or its Subsidiaries in the United States bear a copyright notice complying with the applicable provisions of the Universal Copyright Convention. Except as set forth on Schedule 4.10(b), the Company has not been notified of any material claim, and, to the knowledge of the Sellers and the Company, no material unresolved claims have been asserted or given since January 1, 1996, in each case by any person challenging the right of the Company or its Subsidiaries to publish any of the Publications or challenging or questioning the validity or enforceability of or the copyright to any of the Publications or any license agreement related thereto, nor, to the knowledge of the Sellers and the Company, is there any action, suit, investigation or proceeding by or before any court or other governmental entity which would reasonably be expected to materially adversely affect the validity or enforceability of the copyright to or the right of the Company or any of its Subsidiaries to publish any of the Publications.

         Section 4.11. Information Relating to Certain Contracts and Commitments. Schedule 4.11 hereto sets forth for the Company and its Subsidiaries a complete and accurate list and compilation of all of the following contracts, agreements and instruments (collectively, "Contracts"), except those which will be terminated at or before the Closing:

                  (a) Contracts with respect to which the Company or any Subsidiary is a party and which involve aggregate payments of more than $75,000 or which place any material limitation on the method of conducting or scope of the Company's or any Subsidiary's business, including agreements containing covenants not to compete, other than contracts (such as license agreements and royalty agreements) entered into in the ordinary course of the Company's or any Subsidiary's business;

                  (b) Contracts of the Company or any Subsidiary (i) with shareholders, officers, employees, agents and/or consultants of the Company or any Subsidiary involving annual payments in excess of $100,000 or (ii) with the spouses or relatives of such persons involving annual payments in excess of $25,000;

                  (c) Contracts of the Company or any Subsidiary relating to Indebtedness;

                  (d) Contracts relating to any securities of the Company or any Subsidiary or rights in connection therewith;

                  (e) Contracts for the sale of any of the Company's or any Subsidiary's material assets or properties other than in the ordinary course of business;

                  (f) any partnership, joint venture or other similar Contract;

                  (g) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                  (h) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or any Subsidiary, other than in the ordinary course of business;

                  (i) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of capital stock of the Company or any of the Subsidiaries; and

                  (j) any Contract with any labor union or association representing any employee.

All of the foregoing listed or required to be listed are herein called "Schedule
4.11 Contracts." Except as set forth in Schedule 4.11, there have been no material amendments or side or supplemental arrangements to or in respect of any
Schedule 4.11 Contract. The Company has made available to the Buyer true and correct copies of all Schedule 4.11 Contracts. Each Schedule 4.11 Contract is valid and in full force and effect as to the Company and the Subsidiaries, as applicable, and, to the knowledge of the Sellers and the Company, each other party thereto, and the Company and the Subsidiaries, as applicable, have performed all material obligations required to be performed by them thereunder. Except as set forth on Schedule 4.11, neither the Company nor any Subsidiary is in material default under or breach or violation of any Schedule 4.11 Contract, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any such default, breach or violation of any Schedule 4.11 Contract or give any party the right to terminate or materially alter the terms of any Schedule 4.11 Contract. To the knowledge of the

Sellers and the Company, no third party is in material default under any material provision of any Schedule 4.11 Contract.

         Section 4.12. Litigation. Except as disclosed on Schedule 4.12, there is no litigation, action, suit, arbitration or administrative or other proceeding pending or, to the knowledge of the Sellers and the Company, threatened against the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official, or which otherwise challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement (collectively, "Litigation").

         Section 4.13. Required Consents, Etc. Except as set forth on Schedule 4.13, no consent, order, approval, authorization, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any third party under any of the Schedule 4.11 Contracts or any governmental authority is required on the part of the Company or any Subsidiary for or in connection with the execution, delivery or performance of this Agreement or sale of the Company Stock pursuant hereto, except for those which, if not obtained, would not have a Material Adverse Effect.

         Section 4.14. Licenses and Permits. Schedule 4.14 hereto sets forth a list of all licenses, permits and authorizations of governmental authorities held by the Company or any Subsidiary which are material to their businesses (collectively, the "Authorizations"). The Company and its Subsidiaries are in material compliance with all Authorizations, and all of the Authorizations are in full force and effect. No condition exists that with notice or lapse of time or both would constitute a material default under any of the Authorizations.

         Section 4.15. Compliance with Law. The Company and its Subsidiaries are in compliance with all foreign, federal, state or local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to them, except where noncompliance would not have a Material Adverse Effect (and except as to Environmental Laws, as to which Section 4.21 applies).

         Section 4.16.  Employees and Compensation.

              (a) Except as described on Schedule 4.16(a) hereto, (i) no employees of the Company or any Subsidiary are represented by any union; (ii) neither the Company nor any Subsidiary is or has been a party to a collective bargaining agreement and no collective bargaining agreement is currently being negotiated by or on behalf of the Company or any of the Subsidiaries; (iii) there is no labor strike, slowdown, stoppage or organizational effort pending or, to the knowledge of the Sellers and the Company, threatened against the Company or any Subsidiary; and (iv) no material claim in respect of the employment of any current or former employee of the Company or any Subsidiary has been asserted and is currently pending, or, to the knowledge of the Company and the Sellers, threatened, against the Company or any of the Subsidiaries.

              (b) Schedule 4.16(b) sets forth (i) a true and correct list of the name and current annual salary of each officer or employee of the Company or any Subsidiary whose annual cash compensation exceeds $100,000 and (ii) any other form of compensation (other than salary or customary benefits) paid or payable by the Company or any Subsidiary to each such person for the current fiscal year. Neither the Company nor any Subsidiary will have any liability or obligation to any employee in respect of any Employee Bonuses as of or following the Closing.

              (c) The relationships of the Company and its Subsidiaries with their employees are in general good commercial working relationships.

         Section 4.17.  Benefit Plans.

              (a) Schedule 4.17(a) hereto sets forth all material employee benefit plans, agreements and arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), with respect to which the Company or any ERISA Affiliate has any material obligation or liability or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate (collectively, as to arrangements which are not multiemployer plans as defined in Section 3(37) of ERISA, the "Benefit Plans", and as to arrangements which are multiemployer plans as defined in Section 3(37) of ERISA, the "Multiemployer

Plans"). "ERISA Affiliate" means any entity that, together with the Company or a Subsidiary would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended (the "Code").

              (b) With respect to each Benefit Plan, the Company has made available to Buyer as applicable true and complete copies of: (i) any and all plan texts and agreements; (ii) any and all summary plan descriptions and material modifications thereto; (iii) the most recent annual report; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent determination letter received from the Internal Revenue Service (the "Service");
(vi) a copy of each trust or other funding arrangement; and (vii) all other material documents (including all amendments thereto) prepared in connection with each such Benefit Plan.

              (c) Except as set forth on Schedule 4.17(c), with respect to each Benefit Plan and, with respect to each Multiemployer Plan, to the knowledge of the Sellers: (i) such Plan has been administered and enforced in accordance with its terms and all applicable laws in all material respects; (ii) no breach of fiduciary duty has occurred with respect to which the Company, any Subsidiary or any such Plan may be liable or otherwise damaged in any material respect;
(iii) no legal action, suit or claim is pending or, to the knowledge of the Sellers and the Company, threatened, with respect to any such Plan (other than claims for benefits in the ordinary course) as a result of which the Company, any Subsidiary or any such Plan may be liable or otherwise damaged in any material respect and, to the knowledge of the Sellers and the Company, no fact or event exists that could give rise to any such action, suit or claim; (iv) no non-exempt "prohibited transaction" (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company, any Subsidiary or any such Plan may be liable or otherwise damaged in any material respect; and (v) the Company and its ERISA Affiliates have satisfied in all material respects all of their statutory, regulatory and contractual obligations that have matured with respect to each such Plan.

              (d) Except as set forth on Schedule 4.17(d), no Benefit Plan is or has been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Except as set forth on

Schedule 4.17(d), the present value of all "benefit liabilities" (whether or not vested) (as defined in Section 4001(a)(16) of ERISA) under each Benefit Plan which is subject to Title IV of ERISA did not exceed as of the most recent plan actuarial valuation date the then current value of the assets of such Plan as determined pursuant to Section 412 of the Code. For purposes of determining the present value of benefit under any such Benefit Plan, the actuarial assumptions and methods used under such Plan for the most recent plan actuarial valuation shall be used and all benefits provided under the Plan shall be deemed to be fully vested. Except as set forth on Schedule 4.17(d), none of the Benefit Plans is (i) a plan or arrangement described under Section 4(b)(5) or 401(a)(1) of ERISA or (ii) a plan maintained in connection with a trust described in Section 501(c)(9) of the Code. Except as set forth on Schedule 4.17(d), (i) none of the Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person and (ii) none of the Benefit Plans provides for or promises retiree medical or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Except as set forth on Schedule 4.17(d), each of the Benefit Plans is subject only to the laws of the United States or a political subdivision thereof.

              (e) Except as set forth on Schedule 4.17(e), each Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the Service that it is so qualified or exempt, and, to the knowledge of the Sellers and the Company, no fact or event has occurred since the date of such determination letter which reasonably could be expected to adversely affect the qualified or exempt status of any Benefit Plan or trust in a manner that cannot be cured.

              (f) Neither the Company nor any ERISA Affiliate has incurred any material liability for any excise tax arising under Section 4971, 4972, 4975, 4980 or 4980B of the Code and, to the knowledge of the Sellers and the Company, no fact or event exists which reasonably could be expected to give rise to such liability. Neither the Company nor any ERISA Affiliate has incurred any material liability to the Pension Benefit Guaranty Corporation relating to Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation), and, to the knowledge of the Sellers and the Company, no fact or event exists which reasonably could be expected to give rise to such liability.

              (g) Except as set forth on Schedule 4.17(g), all material contributions, premiums or payments required to be made with respect to any Benefit Plan or Multiemployer Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and, to the knowledge of the Sellers and the Company, no fact or event exists which reasonably could be expected to give rise to any such challenge or disallowance.

              (h) Except as set forth on Schedule 4.17(h), there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any ERISA Affiliate thereof relating to, or change in employee participation or coverage under, any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.

         Section 4.18. Banking Relations; Powers of Attorney. All material arrangements which the Company or any Subsidiary has with any banking institution are described on Schedule 4.18 indicating with respect to each of such arrangements the type of arrangement maintained and the person or persons authorized in respect thereof. Neither the Company nor any Subsidiary has granted a power of attorney or other banking authority to any person except as indicated on Schedule 4.18.

         Section 4.19. Insurance. The Company, its Subsidiaries and their respective businesses, properties and/or employees, officers and directors are insured under the insurance policies or fidelity bonds listed on Schedule 4.19, all of which are valid and in full force. Other than as listed on Schedule 4.19, the Company has no other policies and fidelity bonds covering the assets, business, operations, employees, officers and directors of the Company and its Subsidiaries. There is no material claim by the Company or any Subsidiary pending under any of such policies or bonds as to which, to the knowledge of the Sellers, coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the

Company and its Subsidiaries have complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds are of the type and in amounts deemed by the management of the Company to be sufficient. The Company does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

         Section 4.20. Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any of the Sellers, the Agent, the Company or any Subsidiary who is entitled to any fee or commission from the Buyer, the Company or any of the Subsidiaries in connection with the transactions contemplated by this Agreement.

         Section 4.21. Compliance with Environmental Laws. Except as set forth on Schedule 4.21,

              (a) All of the Company's and its Subsidiaries' current operations are, and have been at all times, in compliance with all Environmental Laws (as hereinafter defined), except where any failure to comply would not have a Material Adverse Effect. The Company and its Subsidiaries have obtained all permits, licenses and authorizations required under applicable Environmental Laws, and the Company and its Subsidiaries and their respective operations are in compliance with the terms and conditions of any required permits, licenses and authorizations, in each case except where any failure would not have a Material Adverse Effect.

              (b) None of the Company's and its Subsidiaries' operations have involved the use, handling, manufacture, treatment, processing, storage, generation, release, discharge dumping or disposal of any Hazardous Substances (as hereinafter defined), except in compliance in all material respects with all applicable Environmental Laws, in each case except where any failure to comply would not have a Material Adverse Effect.

         (c) There is no pending or, to the knowledge of the Sellers, threatened Environmental Claim (as hereinafter defined) against the Company or any Subsidiary.

              (d) There has been no release by the Company or its Subsidiaries of any Hazardous Substances at, on or under any property owned or leased by them which would have a Material Adverse Effect.

              (e) Since January 1, 1996, there has been no environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company or any Subsidiary (or by a third party of which the Company has knowledge) in relation to the current or prior business of the Company or any Subsidiary or any property or facility currently or, to the knowledge of the Company and the Sellers, previously owned or leased by the Company or any Subsidiary which has not been delivered to the Buyer prior to the date hereof.

         As used herein, the following terms shall have the meanings indicated below:

         "Environmental Laws" shall mean all federal, state and local statutes, regulations, rules, codes and ordinances (including judicial and administrative interpretations of the foregoing) relating to pollution, Hazardous Substances or the discharge of materials into the Environment.

         "Environment" shall mean soil, surface waters, groundwaters, land, surface or subsurface strata and ambient air.

         "Environmental Claim" shall mean any litigation, claim, proceeding, order, directive, summons, complaint or citation, from any governmental authority or any third person relating to Environmental Laws or Hazardous Substances.

         "Hazardous Substances" shall mean any substance which is a "hazardous substance", "hazardous waste", "toxic substance", "toxic waste", "pollutant", "contaminant" or words of similar import under any Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), and the Clean Air Act (42 U.S.C.
Section 7401 et seq.), and including without limitation, which contains polychlorinated biphenyl or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds.

         Section 4.22. Audit Bureau of Circulation Reports. The Sellers and the Company have delivered to the Buyer true, correct and complete copies of the semi-annual Audit Bureau of Circulation Statements for the New York Law Journal and The National Law Journal, covering in each case the four most recent periods, which reports accurately reflect, in all material respects, the circulation of such publications for the period to which they relate.

         Section 4.23. Intercompany Accounts. Schedule 4.23 contains a complete list of all intercompany balances as of the close of business on the date immediately preceding the date hereof between BVLP IV, BVLP IVA and their affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand. Other than (a) as disclosed on Schedule 4.23 and (b) compensation, benefits and expense reimbursements paid in the ordinary course consistent with past practices, since January 1, 1997 there has not been, and prior to the Closing there will not be, any accrual of liability by the Company or any Subsidiary to any of the Sellers or their affiliates or other transaction between the Company or any Subsidiary, on the one hand, and any of the Sellers and their affiliates, on the other hand, or any action taken (other than this Agreement) which could reasonably be expected to result in any such accrual after the Closing.

         Section 4.24. Accounts Receivable. To the knowledge of the Company and the Sellers, except as set forth on Schedule 4.24, all of the accounts receivable reflected in the Unaudited Statements (net of the reserves set forth therein) and all accounts receivable which have arisen since August 31, 1997 (net of any additional reserves established since August 31, 1997), are valid and enforceable claims.

         Section 4.25. Customer and Supplier Relations. The relationships of the Company and its Subsidiaries with their advertisers and suppliers are in general good commercial working relationships.

         Section 4.26. No Undisclosed Liabilities. There are no material liabilities of the Company or any Subsidiary of a kind required to be reflected in a balance sheet prepared in accordance with GAAP (excluding footnote disclosures) other than (a) liabilities provided for in the Financial Statements or disclosed in the notes thereto; (b) liabilities referred to herein or in any Schedule hereto; and (c) other undisclosed liabilities incurred since the date of the Unaudited Statements in the ordinary course of business which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.


                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         The Buyer hereby represents and warrants to the Sellers that each of the statements contained in this Article V is true and correct:

         Section 5.01. Organization, Power and Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite limited liability company power and authority to own its properties and to carry on its business as such business is now conducted and presently proposed to be conducted.

         Section 5.02. Power and Authority Relative to Transaction. The Buyer has full limited liability company power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other documents or instruments required hereby and none of such actions will violate any provision of law or of the certificate of formation or other organizational document of the Buyer or will result in any breach of any agreement, mortgage, instrument, order or judgment to which the Buyer is a party or by which its assets may be bound.

         Section 5.03. Valid and Binding Obligation. This Agreement constitutes, and each other instrument or agreement to be executed and delivered by the Buyer in accordance herewith will constitute, the valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms.

         Section 5.04. Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer who is entitled to any fee or commission from the Sellers or the Agent in connection with the transactions contemplated by this Agreement.

         Section 5.05. Financial Statements. The Buyer has delivered to the Sellers the Buyer's unaudited financial statements as of and for the period ending July 31, 1997, which have been restated to give effect to the acquisition by the Buyer of the business of American Lawyer Media, L.P., true, correct and complete copies of which are attached as Schedule 5.05 hereto. Such financial statements fairly present, in all material respects, the financial condition of the Buyer at such date and results of operations for such period (as so restated). The net worth of the Buyer as of the date hereof determined in accordance with GAAP would not be materially different from that set forth on such financial statements.

         Section 5.06. Investment Representations.

              (a) The Buyer is acquiring the Company Stock for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Company Stock in violation of the Securities Act of 1933, as amended (the "Securities Act"), any rule or regulation under the Securities Act or any state securities laws.

              (b) The Buyer has had such opportunity as it has deemed adequate to obtain from management of the Company such information about the business and affairs of the Company as is necessary to permit the Buyer to evaluate the merits and risks of its investment in the Company and its Subsidiaries.

              (c) The Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in the purchase of the Company Stock and to make an informed investment decision with respect to such purchase.

              (d) The Buyer understands that the Company Stock has not been registered under the Securities Act and is therefore "restricted securities" within the meaning of Rule 144 under the Securities Act, and the Company Stock cannot be sold, transferred or otherwise disposed of unless it is subsequently registered under the Securities Act or an exemption from registration is then available.

                                   ARTICLE VI
                                    COVENANTS


         Section 6.01.  Access to Information; Confidentiality.

              (a) Until the Closing, or the earlier termination of this Agreement in accordance with its terms, the Sellers shall, and shall cause the Company and its Subsidiaries to, permit the Buyer and its counsel, accountants and other representatives reasonable access, upon reasonable notice and during normal business hours throughout the period prior to the Closing, to the senior management personnel, attorneys, accounting firms, properties, books and records of the Company and its Subsidiaries. Any such access shall be coordinated through JAF.

              (b) The confidentiality agreement between the Company and WP Management Partners, LLC dated August 13, 1997 shall remain in full force and effect and shall be applicable to the Buyer, but shall be subject to (and is hereby amended by) the terms of Section 6.01(c) hereof.

              (c) Notwithstanding the foregoing, (i) Buyer may disclose information relating to the Company and its Subsidiaries or the transactions contemplated hereby to potential investors in Buyer and potential financing sources or other persons assisting in the financing in accordance with customary practices in light of the potential investment or financing transaction under consideration, (ii) the initial press release in respect of this Agreement and the transactions contemplated hereby will be in such form to which the Agent and the Buyer have previously agreed, and (iii) prior to the Closing or in the event the Agreement is terminated, no other press release or similar public statement in respect of this Agreement or the transactions contemplated hereby shall be made without the written agreement of each of the parties hereto.

         Section 6.02. Conduct of Business. Between the date of this Agreement and the Closing, unless the Buyer shall otherwise consent in writing:

              (a) Required Actions. The Sellers shall cause the Company and each Subsidiary to do the following:

              (i) maintain their respective corporate existences;

             (ii) conduct their businesses only in the ordinary course
                  consistent with past practice (including making capital expenditures in the ordinary course consistent with past practice), provided that the Company may (but shall not be obligated to) consummate the contemplated acquisition of New Jersey Lawyer, Inc. (the "New Acquisition"), which prior to such acquisition will not otherwise have been directly or indirectly affiliated with the Company, any of the Subsidiaries or any of their shareholders, directors or officers, and as to which no such person or entity shall have any direct or indirect interest (including as principal or as a financial or other advisor) other than by virtue of the interest of the Company therein;

            (iii) use reasonable efforts to: (A) preserve intact its business organizations, (B) keep available the services of its officers and employees, and (C) maintain its relationships and goodwill with licensors, suppliers, distributors, subscribers, advertisers, landlords, employees, agents and others having business relationships with it; and

             (iv) refrain from effecting any amendment or modification to the
                  Company Charter Documents or the Subsidiary Charter Documents from their respective forms on the date of this Agreement.

              (b) Prohibited Actions. The Sellers shall not permit the Company or any Subsidiary to do any of the following:

              (i) effect any amendment to the Company Charter Documents or the respective organizational documents of the Subsidiaries;

             (ii) acquire or dispose of any properties or assets except in the ordinary course of business consistent with past practice;

            (iii) make any dividend, distribution or redemption in respect of the capital stock of the Company other than in accordance with any Schedule 4.11 Contract in connection with the termination of any employee of the Company and/or any of its Subsidiaries;

             (iv) make any material change in accounting methods or practices, except as required by law or GAAP;

              (v) materially increase any bonuses, salaries or other
                  compensation to any director, officer, employee or stockholder (other than JAF, as to whom no increase will be permitted, except as required pursuant to his existing employment agreement) or enter into any material employment, severance, or similar agreement with any director, officer, or employee, other than in the ordinary course of business;

             (vi) materially increase any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any of its employees (other than JAF, as to whom no increase will be permitted, except as required pursuant to his existing employment agreement), other than in the ordinary course of business;

            (vii) enter into any material contract or commitment (for capital expenditures or otherwise) except material contracts and commitments in the ordinary course of business, except as necessary to consummate the New Acquisition and except for capital expenditure commitments in accordance with plans as previously disclosed to the Buyer;

           (viii) incur, assume or guarantee Indebtedness, except current borrowings in the ordinary course of business and except as necessary to consummate the New Acquisition;

             (ix) issue or sell any shares of capital stock (except upon exercise of options therefor outstanding on the date hereof) or any other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issue and sale of, any shares of its capital stock or any other securities of the Company or any Subsidiary, or make any other changes in their capital structure; and

              (x) agree to do any of the foregoing.

Prior to the Closing Date, or the earlier termination of this Agreement in accordance with its terms, none of the Sellers, the Company, its Subsidiaries, their respective officers or directors, agents or affiliates will, directly or indirectly, encourage, initiate, solicit or engage in negotiations with any person, other than the Buyer (and its affiliates and representatives), concerning any purchase of any capital stock of the Company or any Subsidiary or any merger, sale of all or any material portion of the business or similar transaction involving the Company or any Subsidiary.

         Section 6.03. Consents and Approvals. The Sellers and the Buyer shall cooperate and use all reasonable efforts to obtain all governmental and regulatory approvals and actions necessary to consummate the transactions contemplated hereby which are required to be obtained by applicable law or regulations or otherwise. The Sellers and the Company shall use reasonable efforts to obtain all consents to the transactions which are the subject of this Agreement which are required by any agreement or lease listed on Schedules 4.11 and/or 4.13 which is marked on such Schedules with an asterisk.

         Section 6.04. HSR Act Filings. To the extent required in connection with the transactions contemplated by this Agreement, each of the Buyer and the Sellers shall promptly make any and all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and will request early termination of the waiting period required under the HSR Act. The parties agree to cooperate and promptly respond to any inquiries or investigations initiated by the Federal Trade Commission or the Department of Justice in connection with any such filings.

         Section 6.05. Resignations. Unless otherwise specified by the Buyer in writing at least three (3) days prior to Closing, the Sellers shall cause each member of the Board of Directors of the Company and/or any of its Subsidiaries (other than JAF) to tender his or her resignation as such director effective as of the Closing.

         Section 6.06. Reasonable Efforts. All parties hereto agree to use all reasonable good faith efforts to obtain the satisfaction of the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby as promptly as possible. Without limiting the generality or effect of the foregoing, at the expense of the Buyer, the Company will furnish all information and other assistance reasonably required by the Buyer in connection with the Buyer's financing of the transactions referred to herein, including participating in rating agency, road show and other presentations, so long as the same does not result in any undue interruption of the business and normal operations of the Company and its Subsidiaries, provided that (x) prior to commencing such road show, the Buyer will give JAF at least five (5) business days prior notice, (y) such road show shall be of a customary and reasonable duration and (z) JAF shall be flown back and forth to New York City each weekend and, if practicable taking into consideration the progress of the financing at the time, once during each week that the road show continues.

         Section 6.07. Satisfaction and Termination of Equity Arrangements. On or prior to the Closing Date, the Company will satisfy and provide releases at the Closing with respect to all liabilities under any phantom stock and other equity-based plans.

         Section 6.08. Termination of Security Interests and Swaps. Except as set forth on Schedule 6.08, on or prior to the Closing Date, all Liens on or against the Company, any Subsidiary or any of the capital stock of the Company or any of the Subsidiaries or any of the respective assets or rights securing Indebtedness immediately prior to the Closing Date shall be released and all swaps and other similar arrangements listed or required to be listed on Schedule
4.11 shall be terminated, and Buyer shall be provided with documentation by Sellers reasonably satisfactory to it evidencing such release and termination.

         Section 6.09. Maintenance of Net Worth by the Buyer. From and after the date hereof, the Buyer shall refrain from effecting any dividend or other distribution, repurchase of capital stock, recapitalization, redemption or similar transaction or guarantee the obligations of any other person to the extent that such transaction would result in the reduction of Buyer's net worth (determined in accordance with generally accepted accounting principles) to less than $30,000,000.

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

         Section 7.01. Conditions Precedent to Buyer's Obligations. The obligation of Buyer to purchase the Company Stock is expressly subject to the fulfillment or its express written waiver of the following conditions on or prior to the Closing Date:

              (a) Representations and Warranties True; Obligations Performed.

              (i) (A) The representations and warranties contained in Articles
                  III and IV that are qualified as to materiality or Material Adverse Effect shall be true and correct at and as of the Closing and (B) all other representations contained in Articles III and IV shall be true and correct in all material respects at and as of the Closing unless, in the case of both clauses (A) and (B), the failure to be true and correct or true and correct in all material respects, as aforesaid, is not material to the Company and its Subsidiaries taken as a whole (it being agreed that, for purposes of determining the materiality to the Company and its Subsidiaries under this
                  Section 7.01(a)(i), (x) the effects of any breach of representation or warranty will be considered both individually and together with any other breach and (y) to the extent of any breach by the Sellers of the representations and warranties relating to Litigation as to which Sellers or the Company first received notice after the date hereof and prior to the Closing ("Post-signing Litigation"), any breach of
                  Section 4.12 will be deemed to be material for purposes of this Section 7.01(a)(i) if such breach, individually and when considered with any other breaches, has had or is reasonably likely to have a Material Adverse Effect);

             (ii) the Sellers, the Company and the Agent shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by Sellers, the Company and the Agent on or before the Closing Date, unless the failure to perform any such obligation on or before the Closing Date is not material to the Company and its Subsidiaries taken as a whole; provided that, for purposes of this Section 7.01(a)(ii), (A) the effects of any failure to perform any such obligation on or before the Closing Date will be considered both individually and together with any other failure to perform; and (B) the obligations of the Sellers set forth in Sections 2.05, 6.08, 8.02(a) and 8.02(b) shall have been performed in all respects without reference to any materiality or Material Adverse Effect qualification contained in such Sections; and

            (iii) the Buyer shall have received a certificate signed by the
                  Sellers to such effect (the "Sellers' Closing Certificate").

              (b) Required Consents. The Sellers shall have obtained all consents, if any, to the transactions which are the subject of this Agreement which are required by any agreement or lease listed on Schedules 4.11 and/or
4.13 and marked on such Schedules with an asterisk.

              (c) No Injunction, etc. There shall not be (x) any order of any court or governmental agency restraining or invalidating the transactions which are the subject of this Agreement or (y) any litigation or other similar proceeding seeking to enjoin, or seeking damages from the Buyer, the Company or any Subsidiary on account of, the consummation of the transactions contemplated by this Agreement which has had or is reasonably likely to have a Material Adverse Effect (other than any such litigation or other similar proceeding arising out of any action (or failure to act) on the part of the Buyer or any of its employees, agents or representatives).

              (d) Legal Opinions from Counsel for the Company and the Sellers. Buyer shall have received the written opinion of Choate, Hall & Stewart, counsel for the Company and the Sellers, dated as of the Closing Date and substantially in the form of Exhibit 7.01(d) (the "Choate Hall Opinion").

              (e) HSR Act. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

              (f) Actions at Closing. The actions and deliveries contemplated by
Section 8.02 shall have been fulfilled or shall be contemporaneously fulfilled.

              (g) Termination of Stockholder Arrangements. The Company shall have provided Buyer with evidence of the termination of each of the agreements in respect of the capital stock of the Company and the Subsidiaries listed or required to be listed on any Schedule hereto, including, without limitation, all employee options.

              (h) No Material Adverse Change. Since the Balance Sheet Date, there shall have been no event, circumstance or condition relating specifically to the Company (rather than to general economic conditions or generally to the industries in which they operate) which has had or would reasonably be expected to have a Material Adverse Effect.

              (i) FIRPTA. The Company shall have furnished to Buyer, on or prior to the Closing Date, a non-foreign person affidavit required by Section 1445 of the Code.

         Section 7.02. Conditions Precedent to Sellers' Obligations. The obligation of the Sellers to sell the Company Stock is subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

              (a) Representations and Warranties True; Obligations Performed. Each of the representations and warranties of the Buyer contained in Article V shall be true and correct in all material respects at and as of the Closing, the Buyer shall have performed, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by Buyer on or before the Closing Date, and the Sellers shall have received a certificate signed by an authorized officer of Buyer to such effect.

              (b) Legal Opinion from Counsel for Buyer. Sellers shall have received the written opinion of Jones, Day, Reavis & Pogue, counsel for Buyer, dated the Closing Date, substantially in form of Exhibit 7.02(b) hereto (the "Buyer's Counsel Opinion").

              (c) No Injunction, etc. There will not be (x) any order of any court or governmental agency restraining or invalidating the transactions which are the subject of this Agreement or (y) any litigation or other similar proceeding seeking to enjoin, or seeking damages from any Seller, the Company or any Subsidiary on account of, the consummation of the transactions contemplated by this Agreement which has had or is reasonably likely to have a Material Adverse Effect (other than any such litigation or other similar proceeding arising out of any action (or failure to act) on the part of any Seller or any of their employees, agents or representatives).

              (d) HSR Act. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

              (e) Actions at Closing. The actions and deliveries contemplated by
Section 8.03 shall have been fulfilled or shall be contemporaneously fulfilled.

              (f) Substitution of Letter of Credit. The Buyer shall have furnished to the landlord under the Company's lease of the premises located at 345 Park Avenue, New York, New York, a letter of credit satisfying the applicable requirements of such lease in connection herewith.


                                  ARTICLE VIII
                                     CLOSING

         Section 8.01. Date and Place of Closing. The consummation of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m. on
(a) December 19, 1997 or (b) if the conditions to Closing are not then satisfied or waived, such later date (but in no event later than one (1) business day prior to the applicable date specified in Section 11.01(f)) as is five (5) days after all conditions to Closing contemplated by this Agreement have been satisfied or waived, at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts or at such other time and place as the parties may mutually agree in writing (the "Closing Date").

         Section 8.02. Deliveries at Closing by the Sellers. At the Closing, provided the applicable conditions to the Closing specified in Article VII are satisfied or duly waived, the Sellers shall deliver or cause to be delivered to the Buyer the following:

                  (a) certificates representing all of the Company Stock duly endorsed for transfer or with duly executed stock powers attached, together with a new certificate or certificates duly issued in the name of the Buyer representing the Company Stock;

                  (b) evidence of the cancellation of each of the options listed on Schedule 4.03 hereto;

                  (c) the written resignations of those directors of the Company and its Subsidiaries (other than JAF) as shall have been requested by Buyer in writing at least three (3) days prior to the Closing;

                  (d) the Choate Hall Opinion; and

                  (e) such ancillary closing documents as the Buyer or its counsel may reasonably request.

         Section 8.03. Deliveries at Closing by Buyer. At the Closing, provided the applicable conditions to the Closing specified in Article VII are satisfied or duly waived, the Buyer shall deliver or cause to be delivered to the Sellers the following:

                  (a) payment of the Purchase Price as provided in Section 2.03;

                  (b) the Buyer's Counsel Opinion; and

                  (c) such ancillary closing documents as the Sellers or their counsel may reasonably request.


                                   ARTICLE IX
                               FURTHER ASSURANCES

         Section 9.01. Further Assurances. Following the Closing, the Sellers shall execute and deliver to the Buyer such documents and take such other actions as the Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Buyer good title to the Company Stock being transferred hereunder.


                                    ARTICLE X
                            SURVIVAL; INDEMNIFICATION

         Section 10.01. Survival. The Sellers and the Buyer agree that the representations and warranties contained in Article III and Sections 4.02, 4.03, 4.05, 4.07, 4.12, 4.20 and 4.23 of this Agreement, and the Sellers' Closing Certificate to the extent solely relating thereto (the "Specified Representations"), shall survive the Closing as follows: (a) the representations and warranties contained in Sections 3.01A, 3.02A, 4.02, 4.03, 4.20 and 4.23 shall survive indefinitely, and (b) the remaining Specified Representations shall survive the Closing for a period of three months, and no claim for indemnification resulting from the breach of such representations and warranties shall be made more than three months after the Closing Date. The Sellers and the Buyer further agree that the other representations, warranties, covenants and agreements contained herein shall not survive the Closing, except that
(x) Article II shall survive the Closing to the extent necessary to effectuate the post-Closing determination of the Purchase Price provided for therein and the distribution of amounts pursuant to Schedule 2.03, (y) Articles XI and XII shall survive the Closing and (z) this Article X shall survive the Closing in accordance with its terms.

         Section 10.02. Indemnification of Buyer. Subject to Section 10.01, the Sellers agree to indemnify the Buyer and hold it harmless against and in respect of any and all payments, damages, claims, demands, losses, expenses, costs, obligations and liabilities, including without limitation reasonable attorneys' fees (collectively, "Losses"), which arise or result from any breach of any of the Specified Representations. Notwithstanding the foregoing,

                  (a) (i) subject to clauses (ii) and (iii) of this Section 10.02(a), the Sellers shall have no obligation to make indemnification payments hereunder that exceed in the aggregate $5,000,000 (the "General Cap");

                     (ii) there shall be no dollar limit on the obligation of the Sellers to indemnify the Buyer hereunder in respect of Losses arising out of Litigation of which the

         Sellers had knowledge and failed to notify the Buyer in writing prior to the Closing and which (x) was required to be listed on Schedule 4.12 or (y) constituted Post-signing Litigation; and

                    (iii) the Sellers shall have no obligation to make aggregate indemnification payments hereunder in respect of Losses arising out of Litigation or Post-signing Litigation that in the aggregate exceed the sum of the amount then available under the General Cap plus $2,500,000.

              (b) the Sellers shall have no obligation to indemnify or hold harmless the Buyer with respect to any single Loss (or Losses arising out of an individual breach or series of related breaches of any Specified Representation) which is (or are) less than $100,000, provided that if such amount is exceeded then, subject to the other limitations herein, the Sellers will be liable for the full amount of such single Loss (or Losses arising out of an individual breach or series of related breaches of any Specified Representation);

              (c) other than with respect to Litigation referred to in Section 10.02(a)(ii), the Sellers shall have no obligation to indemnify or hold harmless the Buyer except to the extent that the aggregate amount of Losses incurred by the Buyer (excluding Losses for which indemnification would not be available as a result of clause (b) above) exceeds $2,000,000 (subject to the other limitations contained in this Article X);

              (d) the Sellers shall not be obligated to indemnify or hold harmless the Buyer with respect to Losses arising out of breaches of the representations or warranties of the Sellers known by the Buyer at or prior to the Closing other than with respect to Post-signing Litigation.

In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which the Buyer is entitled to assert a claim for indemnification, the amount of any such Losses shall be determined after deducting therefrom the net amount of any insurance proceeds or other third party recoveries actually received by the Buyer, the Company or any Subsidiary in respect of such Losses (which recoveries the Buyer agrees to use diligent efforts to obtain) and the amount of any tax benefit related thereto actually realized. If an indemnification payment is received by the Buyer, and the Buyer, the Company or any

Subsidiary later receives insurance proceeds or other third party recoveries, or realizes tax benefits in respect of the related Losses, the Buyer shall immediately pay to the Agent, for the account of the Sellers that made such indemnification payment, a sum equal to the lesser of (i) the actual amount of net insurance proceeds or other third party recoveries actually received, or tax benefit actually realized or (ii) the actual amount of the indemnification payment previously paid by the Sellers with respect to such Losses. The limitations in this Section 10.02 will not apply to any breach of any covenant or agreement of the parties that survives the Closing pursuant to Section 10.01.

         Section 10.03. Procedure for Indemnification. Any party making a claim for indemnification hereunder shall notify the indemnifying party of the claim in writing, describing in reasonable detail (to the extent reasonably practicable) the claim, the amount thereof, and the basis therefor. The party from whom indemnification is sought shall respond to each such claim within 30 days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification until the later of (a) the expiration of the 30-day response period (unless reasonably necessary to protect the rights of the party seeking indemnification), or (b) 30 days following the termination of the 30-day response period if a response received within such 30-day period by the party seeking indemnification requested an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured within such 30-day cure period). If such demand is based on a claim by a third party, the indemnifying party shall have the right to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the indemnified party, and, in connection therewith, the party claiming indemnification shall reasonably cooperate, at the expense of the indemnifying party, to make available to the defending party all pertinent information under its control and shall not thereafter be indemnified for the cost of any counsel retained by it in connection with such claim. In the event that the indemnifying party assumes the entire control of the defense of such claim, then the indemnifying party shall diligently maintain such defense and shall have the right to settle or resolve any such claim by a third party, provided that
(i) any such settlement or resolution includes an unconditional release of the indemnified party from liability and (ii) any settlement or resolution contemplated by the Sellers, as the indemnifying party, that involves any action by the Buyer or the Company (other than the payment of money which is paid by the Sellers, subject to the limits contained in Section 10.02 hereof) shall not be concluded without the prior written approval of the Buyer, which approval shall not be unreasonably withheld.

         Section 10.04. Remedies Exclusive. The remedies provided in this
Article X shall be the exclusive remedies of the parties hereto after the Closing in connection with, arising out of or related to this Agreement and the transactions contemplated hereby, except as required in connection with the post-Closing adjustment to the Purchase Price provided for in Article II and except for actual fraud and except for any breach of any agreement or covenant hereunder that survives the Closing pursuant to Section 10.01. No other claim for indemnification or damages (whether direct or indirect, incidental or consequential, compensatory or punitive or otherwise) (or any similar claim) resulting from the breach of any representation, warranty, covenant or agreement set forth herein or in any certificate delivered pursuant hereto or otherwise related to this Agreement and/or the transactions contemplated hereby shall be made after the Closing Date.


                                   ARTICLE XI
                                   TERMINATION

         Section 11.01. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated:

              (a) by mutual written consent of Buyer and Sellers;

              (b) by the Buyer, if (i) the Sellers shall have breached or failed to perform in any material respect any of the their obligations, covenants or agreements under this Agreement (subject to the proviso in Section 7.01(a)(ii), if applicable), or if any of the representations and warranties contained in Articles III and IV that is qualified as to materiality or Material Adverse Effect shall not be true and correct or any other representation therein shall not be true in any material respect, and (ii) such breach, failure or misrepresentation is material to the Company and the Subsidiaries taken as a whole and is not cured to the Buyer's reasonable satisfaction within thirty

(30) days after the Buyer gives the Sellers written notice identifying such breach, failure or misrepresentation;

              (c) by the Sellers, if (i) the Buyer shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Buyer set forth in this Agreement shall not be true in any material respect, and (ii) such breach, failure or misrepresentation is not cured to the Sellers' reasonable satisfaction within thirty (30) days after Sellers give the Buyer written notice identifying such breach, failure or misrepresentation;

              (d) by the Buyer, if the conditions set forth in Section 7.01 become incapable of satisfaction;

              (e) by the Sellers, if the conditions set forth in Section 7.02 become incapable of satisfaction; or

              (f) by either the Buyer or the Sellers if the Closing has not occurred by February 16, 1998, provided that Buyer or the Sellers may also terminate this Agreement at any time on or after January 1, 1998 if on the date of termination (i) the Buyer's promissory note held by Time Warner (or any instrument executed in connection with a refinancing of such note) shall then be (or with the giving of notice, the passage of time or both would be) due or
(ii) Time Warner (or any holder of any such other instrument) shall have taken any action to exercise its remedies under such promissory note (or other instrument) in accordance with the terms thereof.

         Section 11.02. Effect of Termination.

              (a) If this Agreement is terminated (i) under Section 11.01(a) or
(ii) under Sections 11.01(d), (e) or (f) at a time when no party is in breach of a representation or warranty or in violation of a covenant or agreement contained herein, except as provided in Section 11.02(c), all further obligations of the Sellers to the Buyer and of the Buyer to the Sellers will terminate without further liability of any party hereto.

              (b) If this Agreement is terminated under Section 11.01(b), (c),
(d), (e) or (f) at a time when one or more parties is in breach of a representation or warranty or in violation of a covenant or agreement contained in this Agreement (in each case after giving effect to any applicable cure period and any other applicable qualification set forth in such applicable section), except (i) as provided in
Section 11.02(c), the liabilities and obligations of the parties not in breach or violation of this Agreement shall terminate, and (ii) the party or parties which are in breach or violation of this Agreement shall remain liable for such breaches and violations, and nothing shall be deemed to restrict the remedies available against such party or parties. In the event that, upon such termination, the Buyer is in breach or violation of this Agreement, the Buyer shall immediately pay to the Company the sum of $5,000,000, as liquidated damages, whereupon, notwithstanding any other provision hereof except Section 11.02(c), the Buyer shall have no further obligation hereunder, including as a result of any breach hereof.

         (c) The obligations of the Buyer under Sections 6.01(b) and 6.01(c)(iii) shall survive the termination of this Agreement.


                                   ARTICLE XII
                                  MISCELLANEOUS

         Section 12.01. Notices. All notices to a party hereunder shall be deemed to have been adequately given if delivered in person (in a manner through which delivery may be verified) or sent by nationally recognized overnight delivery service or mailed, certified mail, return receipt requested, or by facsimile, to such party at its address or facsimile number set forth below (or such other address or facsimile number as it may from time to time designate in writing to the other parties hereto):

                           To the Sellers:

                           c/o Boston Ventures Management, Inc.
                           21 Custom House Street
                           Boston, Massachusetts  02110
                           Attention: James M. Wilson
                           Facsimile No.:  (617) 737-3709 (if before
                                           November 17, 1997)
                                           (617) 350-1571 (effective
                                           November 17, 1997)
                           and

                           James A. Finkelstein
                           ____________________
                           ____________________
                           ____________________
                           Facsimile No.: ___________

                           with a copy (which shall not constitute notice) to:

                           Stephen M. L. Cohen, Esq.
                           Choate, Hall & Stewart
                           Exchange Place
                           53 State Street
                           Boston, Massachusetts  02109
                           Facsimile No.: (617) 248-4000

                           To the Buyer:

                           ALM Holdings LLC
                           c/o Wasserstein & Co., Inc.
                           31 West 52nd Street, 27th Floor
                           New York, New York  10019
                           Attn:  Randall J. Weisenburger
                           Facsimile No.:  (212) 969-7880

                           with a copy (which shall not constitute notice) to:

                           Jones, Day, Reavis & Pogue
                           599 Lexington Avenue
                           New York, New York  10022
                           Attention: Robert A. Profusek, Esq.
                           Facsimile No.: (212) 755-7306

                           To the Agent:

                           c/o Boston Ventures Management, Inc.
                           21 Custom House Street
                           Boston, Massachusetts  02110
                           Attention: James M. Wilson
                           Facsimile No.:  (617) 737-3709 (if before
                                           November 17, 1997)
                                           (617) 350-1571 (effective
                                           November 17, 1997)

                           with a copy (which shall not constitute notice) to:

                           Stephen M. L. Cohen, Esq.
                           Choate, Hall & Stewart
                           Exchange Place
                           53 State Street
                           Boston, Massachusetts  02109
                           Facsimile No.: (617) 248-4000

All such notices, requests and other communications will be deemed received on the date delivered to the address of the recipient if delivered prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding business day in the place of receipt.

         Section 12.02. No Waiver. No failure to exercise and no delay in exercising, on the part of the Buyer or the Sellers, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         Section 12.03. Amendments and Waivers. This Agreement may be modified or amended only by a writing signed by the Buyer and the Sellers. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.

         Section 12.04. Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law provisions thereof.

         Section 12.05. Binding Effect and Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns but may not be assigned by any party without the written consent of the Buyer and the Sellers.

         Section 12.06. Integration; Disclosure on Schedules. This writing, together with the Exhibits and Schedules attached hereto, embodies the entire agreement and understanding among the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby, except as set forth in Section 6.01. Information set forth on any Schedule to this Agreement shall be deemed to be set forth on all appropriate Schedules to this Agreement to the extent such information is responsive to the representation and warranty to which such other schedule relates and the relevance to such other schedule is apparent on the face of the first schedule.

         Section 12.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         Section 12.08. Limitation on Scope of Agreement. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

         Section 12.09. Provisions Concerning Agent. The Agent shall not be liable to any Seller for any action taken by it in good faith pursuant to this Agreement, and the Sellers shall jointly and severally indemnify the Agent from any losses, claims, damages and expenses arising out of its serving as agent hereunder.

         Section 12.10. Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         Section 12.11. Sales Tax; Expenses. Notwithstanding any provisions of law imposing the burden of such taxes on the Sellers or the Buyer, as the case may be, Buyer shall be responsible for and shall pay (a) all sales, use, recording, ad valorem, excise, transfer and all other federal, state, local or other taxes (other than taxes on income to the Sellers) and recording fees, if any, which arise out of the sale by the Sellers of the Company Stock and other transactions contemplated by this Agreement, and (b) all governmental charges, if any, upon the sale or transfer of any of the Company Stock; provided that taxes, fees and charges referred to in clauses (a) and (b) of this Section 12.11, in respect of which filings are made within 30 days after the Closing Date, shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein.

         Section 12.12. Termination of Contracts. Concurrent with the Closing and without any further action required by any party, the Stockholders Agreement dated as of December 1, 1995 among the Company, JAF, BVLP IV and BVLP IVA shall terminate.

         Section 12.13. Books and Records. The Buyer will retain after the Closing Date all books and records pertaining to the Company and the Subsidiaries in accordance with a reasonable records retention policy. After the Closing, the Sellers' duly authorized representatives shall be entitled at all reasonable times to have access to and to make copies of all such books and records as necessary in connection with Sellers' tax returns and/or reasonably required by the Sellers in connection with their acquisition and ownership of the Company Stock up to and including the Closing.

         Section 12.14. No Third-Party Beneficiaries. Nothing in this Agreement will be construed as giving any person, other than the parties hereto and their respective heirs, successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

         Section 12.15. Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in the Borough of Manhattan or the United States District Court for the Southern District of New York and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 will be deemed effective service of process on such party.

         Section 12.16. Certain Interpretive Matters

              (a) Unless the context otherwise requires,

              (i) all references to Sections, Articles, Exhibits or Schedules are to be Sections, Articles, Exhibit or Schedules of or to this Agreement,

             (ii) each term defined in this Agreement has the meaning assigned to it,

            (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles,

             (iv) words in the singular include the plural and vice versa, and

              (v) the term "including" means including without limitation. All references to $ or dollar amounts will be to lawful currency of the United States.

              (b) No provision of this Agreement will be interpreted in favor or, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

              (c) All references to the "knowledge of the Company" or "knowledge of the Sellers" or words of similar import will be deemed to be references to the actual knowledge of the individuals listed on Schedule 12.16(c).

         Section 12.17. Publicity. If JAF at any time ceases to be employed by the Company or any Subsidiary, no public statement will be made by JAF or the Company without the other's prior written approval regarding the circumstances (other than the fact) of such termination.

         Section 12.18. Definitions. The following terms, as used in this Agreement, have the meanings given to them in the section indicated:

Term                                              Section or Place Where Defined

Agent                                                       First Paragraph
Audited Statements                                          Section 4.05
Authorizations                                              Section 4.14
Balance Sheet Date                                          Section 4.05
Bank                                                        Section 2.03
Benefit Plans                                               Section 4.17
Buyer                                                       First Paragraph
Buyer's Counsel Opinion                                     Section 7.02
BVLP IV                                                     First Paragraph
BVLP IVA                                                    First Paragraph
Choate Hall Opinion                                         Section 7.01
Closing                                                     Section 8.01
Closing Date                                                Section 8.01
Closing Purchase Price                                      Section 2.02(a)
Closing Working Capital                                     Section 2.02(b)
Closing Working Capital Certificate                         Section 2.04(a)
Code                                                        Section 4.17
Company                                                     Introduction
Company Charter Documents                                   Section 4.01
Company Stock                                               Introduction
Company Securities                                          Section 4.03
Contracts                                                   Section 4.11
Copyrights                                                  Section 4.10(b)
Disputed Items Notice                                       Section 2.04(b)
Employee Bonuses                                            Schedule 2.03


ERISA                                                       Section 4.17
Environment                                                 Section 4.21
Environmental Claim                                         Section 4.21
Environmental Laws                                          Section 4.21
Financial Statements                                        Section 4.05
General Cap                                                 Section 10.02
HSR Act                                                     Section 6.04
Hazardous Substances                                        Section 4.21
Indebtedness                                                Section 2.02(c)
JAF                                                         First Paragraph
LJE                                                         Introduction
Liens                                                       Section 3.01
Litigation                                                  Section 4.12
Losses                                                      Section 10.02
Material Adverse Effect                                     Section 4.04
New Acquisition                                             Section 6.02
NYLP                                                        Introduction
Post-signing Litigation                                     Section 7.01(a)
PPC                                                         First Paragraph
Publications                                                Section 4.10(b)
Purchase Price                                              Section 2.01
Returns                                                     Section 4.07
Schedule 4.11 Contracts                                     Section 4.11
Securities Act                                              Section 5.05
Sellers                                                     First Paragraph
Sellers' Closing Certificate                                Section 7.01
Service                                                     Section 4.17
Specified Representations                                   Section 10.01
Subsidiaries                                                Introduction
Subsidiary Charter Documents                                Section 4.02(b)
Subsidiary Securities                                       Section 4.02(a)
Tax                                                         Section 4.07
Tax Withholding Amount                                      Schedule 2.03
Trademarks                                                  Section 4.10(a)
Unaudited Statements                                        Section 4.05

         Section 12.19. Non-Assignability. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and assigns. This Agreement shall not be assigned by any party hereto, without the express written consent of the Buyer and the Agent, and any attempted assignment, without such consents, shall be null and void; provided, however, that (a) effective following the Closing, the Buyer may assign its rights or delegate its duties to any affiliate of the Buyer, provided that no such delegation will relieve the Buyer of its obligations hereunder, and (b) the Buyer (or any such assignee) may assign its rights hereunder (or any portion thereof) to any lender or other person or entity in connection with any financing, provided that no such delegation will relieve the Buyer of its obligations hereunder.


                   [Signatures appear on the following pages.]

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as a sealed instrument under the laws of the State of New York as of the date first above written.

BUYER:                                   ALM HOLDINGS, LLC



                                         By_____________________________
                                           Name:  Randall J. Weisenburger
                                           Title: President and Chief
                                                  Executive Officer



SELLERS:                                 ______________________________
                                         James A. Finkelstein



SELLERS AND AGENT:                       BOSTON VENTURES LIMITED
                                         PARTNERSHIP IV
                                         By:  Boston Ventures Company
                                              Limited Partnership IV, its
                                              general partner



                                         By____________________________
                                           Name:
                                           Title:


                                         BOSTON VENTURES LIMITED
                                         PARTNERSHIP IVA
                                         By:  Boston Ventures Company
                                              Limited Partnership IV, its
                                              general partner




                                         By____________________________
                                           Name:
                                           Title:

ds1/361282.15

                                                                   SCHEDULE 2.03



                 ALLOCATION OF PURCHASE PRICE AMONG THE SELLERS
                 (INCLUDING COMPUTATION OF THE "CASH OUT AMOUNT"
                         PAYABLE IN RESPECT OF OPTIONS)



              (a) The amount to be paid by the Agent to each Seller in respect of each share of Company Stock owned by such Seller (the "Per Share Amount") shall be determined by (i) adding to the Purchase Price the amount of $7,712,273 (such amount representing the aggregate exercise price of the option(s) for capital stock of the Company outstanding and exercisable immediately prior to the Closing (the "Options")), (ii) subtracting therefrom (A) the amount paid at Closing in full satisfaction of Indebtedness, (B) the amount of the Employee Bonuses referred to in paragraph (b) below and (C) the amount reserved by the Agent in order to pay the purchase price adjustments, any indemnification obligations and any related expenses of the Sellers relating to the transactions contemplated by the Agreement, and (iii) dividing the remainder by the total number of shares of Company Stock plus the shares of capital stock of the Company issuable upon exercise of the Options.

              (b) Subject to paragraph (d) below, and if and to the extent the Agent and the Sellers elect to pay any such bonus (each, an "Employee Bonus"; collectively, the "Employee Bonuses"), the following employees shall receive Employee Bonuses in amounts up to those specified below upon the Closing:



                  Steven Farbman                     $172,160.00
                  Paul Mastronardi                    172,160.00
                  Rose Ann Morangelli                  43,470.00
                  Mark Winwood                         43,470.00
                  Kevin Vermeulen                      52,610.00
                  Ruth Hochberger                      61,740.00
                  Joseph Lamport                       80,000.00
                  Other Employees                      74,390.00
                                                     -----------
                  Total                              $700,000.00
                                                     -----------
                                                     -----------




              (c) Subject to paragraph (d) below, the amount to be paid by the Agent to each holder of an Option shall be determined by multiplying the aggregate number of shares of capital stock subject to such Option by the remainder of (i) the Per Share Amount (as determined above), minus (ii) the exercise price per share of such Option.

              (d) The amount paid to any such holder of Options on the Closing Date and the amount paid as a bonus to any employee pursuant to paragraph (b) shall be reduced by the amount of such holder's or employee's share of any tax withholding obligations applicable thereto, which amount as determined by the Agent shall be furnished to the Company by the Agent, held by the Company and paid when due, together with the employer's share, to the applicable taxing authorities (the "Tax Withholding Amount").

              (e) At such time as the Agent determines to distribute any amount retained by it from the Purchase Price, the distribution of funds provided for in this schedule shall be recalculated, taking into account the amounts previously distributed and then to be distributed, so that each Seller and holder of an Option receives the aggregate amount such person would have received if all such amounts had been distributed at Closing.

              (f) In connection with the foregoing, the Agent shall not make any payment of any commission, fee or other similar amount payable to the Agent or any of its affiliates. Except as provided in the preceding sentence, the Agent may, after consultation with JAF, pay the expenses of the Sellers relating to negotiating and closing the transactions contemplated by the Agreement in an aggregate amount of up to $400,000. The Agent shall not pay any such expenses in excess of such aggregate amount without the prior agreement of JAF. The Agent may pay, out of funds received by it from the Buyer, all purchase price adjustments, indemnification payments and related expenses deemed reasonable by it.



ds1/361282.15